Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FIRST QUARTER FISCAL 2010 RESULTS

MEDFORD, Oregon, November 5, 2009 – Harry & David Holdings, Inc., announced today financial results for the first fiscal quarter ended September 26, 2009.

Net sales for the 13-week period ended September 26, 2009 decreased 12.1% to $46.3 million, compared to $52.6 million for the same period last year. During the first fiscal quarter, we experienced lower sales in all three of our operating segments.

For the first fiscal quarter, consolidated gross profit was flat to last year at $16.2 million. Consolidated gross profit margin was 35.1% in fiscal 2010, a 430 basis point improvement from 30.8% in the same period in fiscal 2009. The 430 basis point improvement was primarily due to lower labor, overhead and freight costs, partially offset by higher markdowns and discounts.

“We continue to operate in a period of economic uncertainty and reduced consumer spending,” said Bill Williams, President and Chief Executive Officer. “We are responding to these challenging conditions by reducing expenses wherever possible.”

For the first quarter of fiscal 2010, SG&A expenses were $33.6 million versus $37.9 million last year. However, due to lower sales, SG&A as a percentage of sales increased to 72.6% from 72.1% versus the first quarter of fiscal 2009.

For the first quarter of fiscal 2010, EBITDA (as defined in the “Non-GAAP Financial Measures” section below) was a loss of $12.7 million, compared to a loss of $13.8 million in the same period of fiscal 2009. The improvement in EBITDA loss was primarily attributable to lower overall operating expenses.

Operating loss was reduced by $4.3 million or approximately 20% from $21.7 million in the first quarter last year to $17.4 million in the same period this year. The pre-tax loss for the first quarter of fiscal 2010 was $22.0 million, compared to a pre-tax loss from continuing operations of $24.6 million reported in the same period of fiscal 2009. The fiscal 2009 pre-tax loss of $24.6 million included a $2.8 million gain on debt repayment.

The Company’s consolidated net loss for the first quarter of fiscal 2010 was $21.7 million, reflecting an effective tax rate of 1.5%, compared to a net loss, which included discontinued operations, of $15.2 million and an effective tax rate of 37.6% for the quarter ended September 27, 2008.

Inventory was $82.9 million at September 26, 2009, versus $100.7 million last year. The 17.7% decrease in inventory was consistent across raw materials, work in progress and finished goods.

Capital expenditures were $0.5 million for the quarter ended September 26, 2009 versus $1.7 million reported in the same period last year.

Cash balances at September 26, 2009 stood at $2.0 million versus $28.0 million in the same period last year, reflecting a $26 million reduction in revolver borrowings from $73.0 million in the first quarter last year to $47.0 million this year. As of September 26, 2009, the Company is in compliance with all of its debt covenants.

The Company’s full interim results for the first fiscal quarter ended September 26, 2009 are expected to be filed with the SEC in a quarterly report on Form 10-Q on November 5, 2009. The first quarter press release is also available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, November 5, 2009, at 2:30 p.m. Pacific (5:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Edward F. Dunlap, Chief Financial Officer. To access the conference call, participants in North America should dial 1-877-941-4775 and international participants should dial 1-480-629-9761, conference ID is 4168024. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through November 19, 2009 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 4168024.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 136 stores across the country.

CONTACTS:

Investor Contact	Media Contact
Ed Dunlap, CFO	Bill Ihle, EVP Corp. Relations
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
edunlap@harryanddavid.com	bihle@harryanddavid.com
(541) 864-2164	(541) 864-2145

—Financial Tables Follow—

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	September 26, 2009	June 27, 2009	September 27, 2008
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$1,986	$15,395	$27,950
Trade accounts receivable, net	4,659	1,466	6,482
Other receivables	1,460	2,062	3,029
Inventories	82,859	44,738	100,704
Deferred catalog expenses	4,087	2,657	18,214
Deferred income taxes	—	5,230	3,861
Other current assets	4,462	4,862	10,642

Total current assets	99,513	76,410	170,882
Fixed assets, net	141,300	145,477	159,404
Goodwill	12,236	12,236	9,006
Intangibles, net	33,011	33,057	47,984
Deferred financing costs, net	5,382	5,975	8,372
Deferred income taxes	—	1,423	—
Other assets	2,133	2,114	3,271

Total assets	$293,575	$276,692	$398,919

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$19,065	$11,171	$33,267
Accrued payroll and benefits	13,672	14,105	14,211
Income taxes payable	6,076	13,643	8,627
Deferred revenue	9,651	16,317	11,209
Deferred income taxes	617	—	—
Accrued interest	1,324	4,485	1,814
Other accrued liabilities	3,253	2,980	4,653
Current portion of capital lease obligations	299	147	633
Revolving credit facility	47,000	—	73,000

Total current liabilities	100,957	62,848	147,414
Long-term debt and capital lease obligations	198,519	198,671	225,256
Accrued pension liabilities	27,598	27,364	16,182
Deferred income taxes	168	—	10,485
Other long-term liabilities	9,591	9,591	10,507

Total liabilities	336,833	298,474	409,844

Commitments and contingencies
Stockholders’ deficit
Common stock	10	10	10
Additional paid-in capital	6,732	6,673	6,310
Accumulated other comprehensive loss, net of taxes	(9,606)	(9,795)	(3,529)
Accumulated deficit	(40,394)	(18,670)	(13,716)

Total stockholders’ deficit	(43,258)	(21,782)	(10,925)

Total liabilities and stockholders’ deficit	$293,575	$276,692	$398,919

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended September 26, 2009	Thirteen weeks ended September 27, 2008
Net sales	$46,264	$52,607
Cost of goods sold	30,041	36,399

Gross profit	16,223	16,208

Operating expenses:
Selling, general and administrative	33,344	37,664
Selling, general and administrative – related party	250	250

	33,594	37,914

Operating loss	(17,371)	(21,706)

Other (income) expense:
Interest income	(3)	(184)
Interest expense	4,699	5,921
Gain on debt repayment	—	(2,843)
Other (income) expense, net	(23)	14

	4,673	2,908

Loss from continuing operations before income taxes	(22,044)	(24,614)
Benefit for income taxes	(320)	(9,264)

Net loss from continuing operations	(21,724)	(15,350)

Discontinued operations:
Gain on sale of Jackson & Perkins	—	21
Operating income from discontinued operations	—	180
Provision for income taxes on discontinued operations	—	76

Net income from discontinued operations	—	125

Net loss	$(21,724)	$(15,225)

Net income (loss) per share – basic and diluted
Continuing operations	(21.02)	(14.86)
Discontinued operations	—	0.12

Total	$(21.02)	$(14.73)

Weighted-average shares used in per share calculations:
Basic and diluted	1,033,295	1,033,295

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirteen weeks ended September 26, 2009	Thirteen weeks ended September 27, 2008
Operating activities
Net loss	$(21,724)	$(15,225)
Less: Net income from discontinued operations	—	125

Net loss from continuing operations	(21,724)	(15,350)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization of fixed assets	4,610	4,790
Amortization of intangible assets	46	293
Amortization of deferred financing costs	593	644
Stock option compensation expense	59	119
Loss (gain) on disposal and impairment of fixed assets	16	(5)
Gain on sale of short-term investments	—	(64)
Deferred income taxes	7,315	5,704
Amortization of deferred pension loss	312	29
Gain on debt repayment	—	(2,843)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(2,591)	(4,301)
Inventories	(38,121)	(45,537)
Deferred catalog expenses and other assets	(1,049)	(14,634)
Accounts payable	7,894	14,130
Accrued liabilities	(3,321)	(4,245)
Income taxes	(7,567)	(14,983)
Accrued pension liabilities	234	(1,312)
Deferred revenue	(6,666)	(5,863)

Net cash used in operating activities from continuing operations	(59,960)	(83,428)
Net cash provided by operating activities from discontinued operations	—	490

Net cash used in operating activities	(59,960)	(82,938)

Investing activities
Acquisition of fixed assets	(493)	(1,744)
Acquisition of business	—	(9,003)
Proceeds from the sale of fixed assets	44	10
Proceeds from the sale of held-to-maturity securities	—	5,000
Proceeds from the sale of available-for-sale securities	—	10,097

Net cash provided by (used in) investing activities from continuing operations	(449)	4,360

Financing activities
Borrowings on revolving debt	47,000	73,000
Repayments of long-term debt	—	(7,107)
Repayments of capital lease obligations	—	(157)
Proceeds from exercise of stock options	—	—

Net cash provided by financing activities from continuing operations	47,000	65,736

Decrease in cash and cash equivalents	(13,409)	(12,842)
Cash and cash equivalents, beginning of period	15,395	40,792

Cash and cash equivalents, end of period	$1,986	$27,950

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Used in Operating Activities

	Thirteen weeks ended September 26, 2009	Thirteen weeks ended September 27, 2008
Net loss from continuing operations	$(21,724)	$(15,350)
Interest expense, net from continuing operations	4,696	5,737
Benefit for income taxes from continuing operations	(320)	(9,264)
Depreciation and amortization from continuing operations	4,656	5,083

EBITDA from continuing operations (1)	$(12,692)	$(13,794)
Interest expense, net from continuing operations	(4,696)	(5,737)
Benefit for income taxes from continuing operations	320	9,264
Amortization of deferred financing costs	593	644
Stock option compensation expense	59	119
Loss (gain) on disposal and impairment of fixed assets	16	(5)
Gain sale of on short-term investments	—	(64)
Deferred income taxes	7,315	5,704
Amortization of deferred pension loss	312	29
Gain on debt repayment	—	(2,843)
Changes in operating assets and liabilities from continuing operations	(51,187)	(76,745)

Net cash used in operating activities from continuing operations	(59,960)	(83,428)
Net cash provided by operating activities from discontinued operations	—	490

Net cash used in operating activities	$(59,960)	$(82,938)

In the thirteen-week period ended September 26, 2009, net loss and EBITDA from continuing operations included:

•	$196 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$16 loss on disposal and impairment of fixed assets;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$114 benefit from severance and re-organization payroll and benefits;

•	$25 gain related to FIN 48 liabilities; and

•	$89 in approved recruiting and relocation expenses.

In the thirteen-week period ended September 27, 2008, net loss and EBITDA from continuing operations included:

•	$526 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$300 of income associated with a vendor settlement;

•	$87 of expense related to inventory step-up amortization related to our acquisition;

•	$5 gain on disposal of fixed assets;

•	$2,843 net gain on repayment of long-term debt;

•	$82 of expense associated with a leased facility identified for closure;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement; and

•	$316 of severance and re-organization payroll and benefits.

(1) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.